March 28, 2013

To:           PG&E Corporation Institutional Investors

Re:           2013 Proxy Statement and Shareholder Proposal on Independent Board Chairman

Dear PG&E Shareholder:

PG&E Corporation’s and Pacific Gas and Electric Company’s 2013 Joint Proxy Statement was filed with the SEC on Monday, March 25, and is available on our website at http://www.pgecorp.com/investors/financial_reports/.

We would like to ask for your support of management’s position and the PG&E Corporation Board of Directors’ recommendation to vote AGAINST the Independent Board Chairman proposal that will be considered at this year’s annual meeting on May 6, 2013.

We believe the current leadership structure of the PG&E Corporation Board provides the Board with appropriate oversight of the CEO position and independence from management.  As you consider your vote on this proposal (Item No. 4 on pages 68-69 of our 2013 proxy statement), please note the following:

●	The Corporation’s Board has an independent lead director, C. Lee Cox, who is elected from among the independent chairs of the standing Board committees for a three-year term.

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The lead director’s duties include approving agendas and schedules for Board meetings, presiding at executive sessions of the independent directors, and other such duties that comply with current best practices for lead directors.  (Please see Sections 15, 16, and 31 of our Corporate Governance Guidelines at http://www.pgecorp.com/aboutus/corp_gov/.)

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The PG&E Corporation Board is 92 percent independent, as defined by the NYSE and by the Corporation’s own more stringent definition of “independence.”  (Please see Section 3 of our Corporate Governance Guidelines using the link above.)

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Other than the Executive Committee, all of the Corporation’s permanent standing Board committees are comprised solely of independent directors.  Each independent committee chair acts as a liaison between the Chairman of the Board and the respective committee.

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The independent directors annually review and evaluate the CEO’s performance.  The results of the review and evaluation are used by the PG&E Corporation Compensation Committee and the Board when considering the CEO’s compensation.

PG&E is committed to, and has a record of, strong corporate governance practices.  The PG&E Corporation Board will continue to review and refine these practices to reflect evolving best practices.

With this in mind, we request your support for management’s recommendation to vote AGAINST the Independent Board Chairman proposal.

If you would like to discuss this shareholder proposal or other corporate governance issues, please contact our Corporate Secretary’s office at either CorporateSecretary@pge.com or 415-973-8200.

Sincerely,

/s/ LINDA Y.H. CHENG

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary

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